                                                                       Exhibit 1



                          IDENTITY OF MEMBERS OF GROUP


  Shangri-La LLC, a Delaware limited liability company, is the record holder of 4,560,979 shares of Class B Common Stock of MicroStrategy Incorporated ("Class B Common Stock"), the Sanjeev K. Bansal Qualified Annuity Trust #1 is the record holder of 50,000 shares of Class B Common Stock and the Sanjeev K. Bansal Qualified Annuity Trust #2 is the record holder of 200,000 shares of Class B Common Stock. Class B Common Stock is convertible at any time at the option of the holder into Class A common Stock of MicroStrategy Incorporated ("Class A Common Stock") on a one-for-one basis. Sanju K. Bansal is the sole member of Shangri-La LLC and the sole trustee of the Sanjeev K. Bansal Qualified Annuity Trust #1 and the Sanjeev K. Bansal Qualified Annuity Trust #2. Accordingly, Mr. Bansal is the beneficial owner of the shares of Class B Common Stock held of record by Shangri-La LLC and the shares of Class B Common Stock held of record by the Sanjeev K. Bansal Qualified Annuity Trust #1 and the Sanjeev K. Bansal Qualified Annuity Trust #2.


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